Exhibit 99.1

W&T Offshore Announces First Quarter 2020 Results

HOUSTON, June 22, 2020 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the first quarter 2020.

Key highlights included:

●

Produced 53,553 barrels of oil equivalent per day (“Boe/d”), or 4.9 million Boe (48% liquids), in the first quarter of 2020, near the high end of W&T’s guidance range, reflecting a 61% increase from the first quarter of 2019 and slightly higher than the fourth quarter of 2019;

●	Reported net income of $66.0 million or $0.46 per share and Adjusted Net Income of $5.8 million or $0.04 per share in the first quarter of 2020;

●	Generated significant Adjusted EBITDA of $62.1 million for the first quarter of 2020, despite a lower pricing environment;

●	Recorded strong cash flow from operating activities of $84.3 million in the first quarter;

●	Closed the acquisition of an additional 25% working interest in the deepwater Magnolia Field;

●

Since December 31,2019, W&T has reduced its long-term debt associated with its Senior Second Lien Notes by $72.5 million as of the date of this press release resulting in annualized interest savings of $7.1 million;

●	Announced on March 23, 2020 that W&T was the apparent high bidder on two blocks in the Gulf of Mexico Lease Sale 254 held by the Bureau of Ocean Energy Management ("BOEM") on March 18, 2020;

●	Responded to the current low oil price environment with definitive actions to maintain financial flexibility, protect cash flow and preserve future value:
o	Suspended all drilling activities and significantly reduced its estimate of 2020 capital expenditures to $15 million to $25 million;

o	Proactively curtailed production at selected oil-weighted fields operated by W&T;

o	Implementing 15% to 25% reductions in lease operating expenses (“LOE”) without compromising safety or operational capabilities; and

●	Completed the semi-annual redetermination of the borrowing base under the revolving credit facility which was reduced modestly from $250 million to $215 million.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “Since the formation of W&T in 1983, we have been able to persevere through multiple pricing downturns in the past because our focus and strategy is to maximize cash flow generation and continuously improve the profitability of our assets, at any commodity price.  We are very pleased that, thus far, none of our onshore or offshore employees have tested positive for COVID-19.  However, the global COVID-19 pandemic coupled with supply and demand imbalances have created an environment of uncertainty across the oil sector and temporarily reduced oil prices to unprecedented low levels.  We acted quickly to address these issues. We continue working to minimize the operational and financial impacts for the remainder of 2020, while also looking to preserve liquidity and value. We have reduced our capital expenditure budget for the remainder of 2020, shut-in a limited number of oil-weighted operated properties and experienced production shut-ins from non-operated oil and gas properties.  Additionally, we are reducing LOE without compromising safety or our operational capabilities.  We also recently completed our semi-annual borrowing base redetermination, which resulted in a modest reduction to the revolving credit facility and the amended agreement provides more manageable covenants in light of changes in oil prices and flexibility in both the current environment and going forward.”

“I am proud of how we have operated over the past three months and pleased with our strong first quarter results.   Production was near the high end of guidance, we generated $62.1 million in Adjusted EBITDA, despite lower commodity prices, and we completed the acquisition of an additional 25% working interest in the deepwater Magnolia Field. After successfully addressing the unprecedented decline in oil prices in March and April, we are encouraged by the recent improvement in crude oil prices and the outlook for natural gas price improvements this winter. In addition, the proactive actions that we have undertaken to reduce capex and LOE coupled with our strong hedge book offering downside protection on commodity prices should allow us to continue to generate strong cash flow.  Our management team’s interests are highly aligned with those of our shareholders through management’s 34% stake in the Company’s equity, which ensures that we are doing what is best for the near-term and long-term profitability of W&T,” concluded Mr. Krohn.

For the first quarter of 2020, W&T reported net income of $66.0 million, or $0.46 per share.  Primarily excluding a $52.5 million unrealized commodity derivative gain and an $18.5 million non-cash gain on debt transaction, the Company’s Adjusted Net Income was $5.8 million, or $0.04 per share. In the first quarter of 2019, W&T reported a net loss of $47.8 million, or $0.34 loss per share, which included a $50.5 million unrealized commodity derivative loss. Adjusted Net Income for the first quarter of 2019 was $6.7 million, or $0.05 per share. In the fourth quarter of 2019, net income was $9.6 million, or $0.07 per share, which included an $18.1 million unrealized commodity derivative loss. For that same period, Adjusted Net Income was $24.4 million or $0.17 per share.

Adjusted EBITDA for the first quarter of 2020 totaled $62.1 million, an increase of 9% compared to $56.9 million in the first quarter of 2019 primarily due to significantly higher production volumes that were partially offset by lower commodity prices.  First quarter 2020 Adjusted EBITDA declined 21% from $79.0 million in the fourth quarter of 2019 primarily due to lower commodity prices.

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures, which are described in more detail and reconciled to net income, their most comparable GAAP measure, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the first quarter of 2020 was 53,553 Boe/d or 4.9 MMBoe, a slight increase compared to 52,773 Boe/d in the fourth quarter of 2019 and up 61% versus 33,349 Boe/d in the first quarter of 2019.  Production for the first quarter of 2020 was near the high end of production guidance.  First quarter 2020 production was comprised of 1.8 million barrels (“MMBbls”) of oil, 0.5 MMBbls of natural gas liquids (“NGLs”) and 15.3 billion cubic feet (“Bcf”) of natural gas.  Liquids production comprised 48% of total production in the first quarter of 2020.

For the first quarter of 2020, W&T’s average realized crude oil sales price was $46.33 per barrel. The Company’s realized NGL sales price was $13.03 per barrel and its realized natural gas sales price was $1.91 per Mcf.  The Company’s combined average realized sales price for the quarter was $24.71 per Boe, which represents a 36% decrease from $38.31 per Boe that was realized in the first quarter of 2019 and a decrease of 20% compared to $30.75 per Boe in the fourth quarter of 2019.

Revenues for the first quarter of 2020 increased 7% to $124.1 million compared to $116.1 million in the first quarter of 2019, and decreased 18% compared to $151.9 million in the fourth quarter of 2019.  The year-over-year increase was driven by the increased production associated with the two acquisitions made in the second half of 2019 which was partially offset by the decrease in realized commodity prices.  The decline from the fourth quarter of 2019 was due to lower commodity prices.

Acquisition of Magnolia Field: On December 12, 2019, W&T closed the acquisition of a 75% working interest in the Magnolia Field from ConocoPhillips which is located in approximately 4,700 feet of water in the Gulf of Mexico.

On March 31, 2020, W&T closed the acquisition of the remaining 25% working interest in the field on nearly identical terms as the recent transaction with ConocoPhillips, proportionally reduced to reflect the lower working interest.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance was $54.8 million in the first quarter of 2020 compared to $43.5 million in the first quarter of 2019 and $53.3 million in the fourth quarter of 2019.  On a component basis for the first quarter of 2020, base lease operating expenses and insurance premiums were $50.2 million, workovers were $1.3 million and facilities maintenance expenses were $3.3 million.  The year-over-year increase in LOE was primarily driven by additional costs associated with the Mobile Bay and Magnolia acquisitions. On a unit of production basis, LOE was $11.24 per Boe in the first quarter of 2020, down 22% from $14.48 per Boe in the first quarter of 2019, and up slightly from $10.98 per Boe in the fourth quarter of 2019. The large decline in year-over-year LOE per Boe was driven by the significant increase in production associated with the acquisitions.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $6.4 million, or $1.31 per Boe in the first quarter of 2020, compared to $6.8 million, or $2.28 per Boe in the first quarter of 2019, and $7.7 million, or $1.59 per Boe in the fourth quarter of 2019. Costs decreased from prior periods primarily due to lower transportation rates as well as lower volumes at certain fields.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $8.03 per Boe of production for the first quarter of 2020 compared to $11.25 per Boe for the first quarter of 2019 and $7.79 per Boe for the fourth quarter of 2019, driven by the large reserve additions relative to the purchase price associated with the 2019 acquisitions of Mobile Bay and Magnolia assets.

General and Administrative Expenses (“G&A”):  G&A was $14.0 million for the first quarter of 2020, compared to $14.1 million in the first quarter of 2019 and $17.6 million for the fourth quarter of 2019. The fourth quarter of 2019 included accrual adjustments for incentive compensation and higher litigation costs.  On a unit of production basis, G&A was $2.87 per Boe in the first quarter of 2020, $4.70 per Boe in the first quarter of 2019, and $3.62 per Boe in the fourth quarter of 2019. The large decline in year-over-year G&A cost per Boe was driven by the significant increase in production volumes that did not require additional overhead expense.

COVID-19 Response:

W&T is committed to the health and safety of all its employees and contractors and has taken steps to ensure their continued safety in its response to the COVID-19 pandemic.  At W&T’s corporate offices, the Company mandated a work-from-home policy as of March 23, 2020 and assured that all employees had the ability to continue performing their work duties remotely.  W&T recently reopened its corporate office and has implemented actions to protect its employees working in its offices including weekly temperature checks.  The Company will continue to monitor the situation and will follow the advice of government and health leaders.

For its field operations, the Company instituted screening of all personnel prior to entry to heliports and shorebases as well as its two Alabama gas plants, which includes a questionnaire and temperature check.  The Company conducts daily temperature screenings at all offshore facilities and implemented procedures for distancing and hygiene at its field locations.

Derivative (Gain) Loss:  In the first quarter of 2020, W&T recorded a net gain of $61.9 million on its outstanding commodity derivative contracts, of which $52.5 million was an unrealized commodity derivative gain.  This compared to a net loss of $48.9 million in the first quarter of 2019 of which $50.5 million was an unrealized commodity derivative loss and a net loss of $18.7 million in the fourth quarter of 2019 of which $18.1 million was an unrealized commodity derivative loss.

In the first quarter of 2020, W&T added natural gas Henry Hub costless collars on 40,000 Mcf per day of production for the period April 1, 2020 through December 31, 2022 with a floor of $1.83 per Mcf and a ceiling of $3.00 per Mcf.

Since the end of the first quarter of 2020, W&T added Henry Hub costless collars on 20,000 Mcf per day of production for the period January 1, 2021 through December 31, 2021 with a floor of $2.17 and a ceiling of $3.00, and on 10,000 Mcf per day of production for the same period with a floor of $2.20 and a ceiling of $3.00, as well as Henry Hub costless collars on 10,000 Mcf/d of production for the period May 1, 2020 through December 31, 2020 with a floor of $1.75 and a ceiling of $2.58.  The Company also recently added crude oil swaps on 1,000 Bopd for January 2021 through December 2021 at a weighted average price of $41.00 per barrel.

A listing of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Financial Info” tab.

Interest Expense: Interest expense, net of interest income, as reported in the income statement, in the first quarter of 2020 was $17.1 million compared with $16.3 million in the same period in 2019 and $16.6 million in the fourth quarter of 2019. The increase was primarily driven by increased interest expense incurred following the draw-down of a portion of the credit facility to fund the Mobile Bay acquisition announced in 2019.

Income Tax:  W&T recorded an income tax expense of $6.5 million in the first quarter of 2020 compared to an income tax expense of $0.2 million in the first quarter of 2019 and an income tax benefit of $8.2 million in the fourth quarter of 2019.  For the three months ended March 31, 2020, W&T’s effective tax rate primarily differed from the statutory Federal tax rate for adjustments recorded that related to the enactment of the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") on March 27, 2020. For example, the Cares Act modified the business interest expense limitation. For the three months ended March 31, 2019, immaterial deferred income tax expense was recorded due to dollar-for-dollar offsets by the Company’s valuation allowance. The effective tax rate on pre-tax income was 9.0% for the three months ended March 31, 2020 and was not meaningful for the three months ended March 31, 2019.

As of March 31, 2020 and December 31, 2019, W&T had current income taxes receivable of $1.9 million, which relates primarily to a net operating loss (“NOL”) carryback claim for 2017 that was carried back to prior years.

W&T is not currently forecasting any cash income tax expense for the near-term, and a portion of the Company’s deferred tax assets remain partially offset by a valuation allowance.

Balance Sheet, Cash Flow and Liquidity: Net cash provided by operating activities for the three months ended March 31, 2020 was $84.3 million. Total liquidity on March 31, 2020 was $211.8 million, consisting of cash and cash equivalents of $47.6 million and $164.2 million of availability under W&T’s revolving bank credit facility. In February 2020, W&T paid down its revolving credit facility by $25 million with a portion of its free cash flow. At March 31, 2019, the Company had $80.0 million in borrowings on its revolving credit facility and $5.8 million of letters of credit outstanding.  Total long-term debt, including $80.0 million in revolving credit facility borrowings, was $668.1 million net of unamortized debt issuance costs.  W&T was  in compliance with all applicable covenants of the Credit Agreement and the Senior Second Lien Notes indenture as of March 31, 2020.

During the three months ended March 31, 2020, W&T repurchased $27.5 million in principal of its outstanding 9.75% Senior Second Lien Notes for $8.5 million and recorded a non-cash gain of $18.5 million related to the purchase.  Since the end of the first quarter of 2020, W&T repurchased an additional $45.1 million in outstanding notes for $15.3 million.  In total, W&T has reduced the amount of its long-term debt associated with its Senior Second Lien Notes by $72.5 million to $552.5 million since year-end 2019 for $23.9 million, resulting in annualized interest savings of $7.1 million.

W&T’s bank group recently completed its regularly scheduled spring borrowing base redetermination.  The borrowing base was set by the bank group at $215 million, down modestly from $250 million. In connection with the borrowing base redetermination, the Credit Agreement was amended to provide a suspension of the total leverage covenant and the addition of a first lien leverage covenant of 2.00 to 1.00 through year-end 2021.  The amendments also include some increased pricing and hedging requirements of 50% of oil and gas proved developed producing (“PDP”) production for 18 months. The next regularly scheduled redetermination is in the fall of 2020. As of June 17, 2020, following the borrowing base redetermination and the recent bond repurchases, total liquidity stood at $156 million, comprised of about $27 million in cash and $129 million in availability under W&T’s revolving credit facility.

Capital Expenditures:  Due to the recent sharp decline in oil  prices, W&T has suspended drilling and completion activities and significantly reduced its estimate of 2020 capital expenditures to $15 million to $25 million from its prior level of $50 million to $100 million.  Capital expenditures for oil and gas properties in the first quarter of 2020 (excluding acquisitions) were $9.5 million related to its 2020 capital budget and $24.0 million related to the 2019 budget that were paid in early 2020, for a total of $33.5 million on a cash basis.  During the first quarter of 2020, W&T also closed the acquisition of the remaining 25% working interest in the Magnolia Field for approximately $2.2 million, adjusted for customary closing costs.

OPERATIONS UPDATE

W&T successfully drilled one well in the first quarter of 2020 at East Cameron 338/349 but has since suspended all other drilling activity in the current uncertain pricing environment.

East Cameron 338/349 Cota (operated, shallow water, in JV Drilling Program):  W&T successfully drilled its first well of 2020 in the East Cameron 338/349 Field. The well is in over 290 feet of water and was drilled to a total depth of over 6,000 feet and encountered approximately 100 feet of net oil pay. Initial production is planned for the first half of 2021, subject to the commodity price environment and the completion of certain infrastructure projects. The Company has a 20% interest in the EC 338/349 Cota well.  W&T’s interest will increase to 38.4% once the well is brought online and performance thresholds are met.

Well Recompletions and Workovers:  During the first quarter of 2020, the Company performed one recompletion and four workovers that in total added approximately 700 net Boe/d to production.  W&T currently plans to continue to perform recompletions and workovers that meet economic thresholds.

Gulf of Mexico Lease Sale 254:

As previously announced, W&T was the apparent high bidder on two blocks in the Gulf of Mexico Lease Sale 254 held by the BOEM on March 18, 2020, which included one deepwater block, Garden Banks block 782, and one shallow water block, Eugene Island Area South Addition block 345.

These two blocks cover a total of approximately 10,760 acres and, if awarded, the Company will pay approximately $708,500 for a 100% working interest in the awarded leases combined. The shallow water block has a five-year lease term and 12.5% royalty, while the deepwater block has a seven-year lease term and an 18.75% royalty. W&T expects to receive the final award results in the next 60 days.

2020 Guidance

Due to the recent sharp decline in oil prices, W&T significantly reduced its 2020 capital spending expectations and has also reduced its planned asset retirement expenditures.  As of April 20, 2020, W&T temporarily shut-in production of approximately 3,300 Boe/d in selected oil-weighted fields operated by the Company but its Mahogany field and its key natural gas fields including its Mobile Bay complex were not affected.  The Company continues to monitor these fields to determine the appropriate timing of returning these fields to production. W&T’s production was also deferred at certain non-operated fields. Those third-party deferrals totaled approximately 3,400 Boe/d net to W&T.  Recently, approximately 2,900 Boe/d of third party deferrals were returned to production. Lastly, W&T temporarily shut-in a portion of its production due to Tropical Storm Cristobal which resulted in a total of approximately 110,000 net Boe of deferred production.  There was no material damage done by the storm to any of W&T’s infrastructure.

As a result of the combination of ongoing uncertainty in commodity markets, production curtailments, and proactive efforts to continually reduce costs in the lower price environment, the Company has withdrawn the annual guidance it provided earlier this year and will provide such guidance again in the future when there is increased forward visibility in oil and gas markets.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on June 23, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Interested parties may participate by dialing (877) 270-2148.  International parties may dial (412) 902-6510.  Participants should request to connect to the “W&T Offshore Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com on the “Overview” page under the “Investor Relations” section.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development.  The Company currently has working interests in 51 producing fields in federal and state waters and has under lease approximately 815,000 gross acres, including approximately 595,000 gross acres on the Gulf of Mexico Shelf and approximately 220,000 gross acres in the Gulf of Mexico deepwater.  A majority of the Company’s daily production is derived from wells it operates.  For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.  We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Revenues:
Oil	$84,650	$101,106	$86,703
NGLs	6,452	6,912	6,448
Natural gas	29,300	41,256	21,838
Other	3,726	2,620	1,091
Total revenues	124,128	151,894	116,080

Operating costs and expenses:
Lease operating expenses	54,775	53,299	43,456
Gathering, transportation costs and production taxes	6,365	7,707	6,839
Depreciation, depletion, amortization and accretion	39,126	37,818	33,766
General and administrative expenses	13,963	17,564	14,109
Derivative (gain) loss	(61,912)	18,659	48,886
Total costs and expenses	52,317	135,047	147,056
Operating income (loss)	71,811	16,847	(30,976)

Interest expense, net	17,110	16,635	16,282
Gain on purchase of debt	(18,501)	-	-
Other (income) expense, net	723	(1,176)	331
Income (loss) before income tax (benefit) expense	72,479	1,388	(47,589)
Income tax expense (benefit)	6,499	(8,171)	172
Net income (loss)	$65,980	$9,559	$(47,761)

Basic and diluted earnings (loss) per common share	$0.46	$0.07	$(0.34)

Weighted average common shares outstanding	141,546	140,769	140,462

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net sales volumes:
Oil (MBbls)	1,827	1,778	1,478
NGL (MBbls)	495	415	309
Oil and NGLs (MBbls)	2,322	2,194	1,787
Natural gas (MMcf)	15,307	15,966	7,288
Total oil and natural gas (MBoe) (1)	4,873	4,855	3,001

Average daily equivalent sales (MBoe/d)	53.6	52.8	33.3

Average realized sales prices:
Oil ($/Bbl)	$46.33	$56.84	$58.66
NGLs ($/Bbl)	13.03	16.64	20.88
Oil and NGLs ($/Bbl)	39.23	49.23	52.13
Natural gas ($/Mcf)	1.91	2.58	3.00
Barrel of oil equivalent ($/Boe)	24.71	30.75	38.31

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$11.24	$10.98	$14.48
Gathering, transportation costs and production taxes	1.31	1.59	2.28
Depreciation, depletion, amortization and accretion	8.03	7.79	11.25
General and administrative expenses	2.87	3.62	4.70

(1) MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,574	$32,433
Receivables:
Oil and natural gas sales	35,413	57,367
Joint interest and other, net	12,277	19,400
Income taxes	1,861	1,861
Total receivables	49,551	78,628
Prepaid expenses and other assets	78,658	30,691
Total current assets	175,783	141,752

Oil and natural gas properties and other, net	730,044	748,798

Restricted deposits for asset retirement obligations	15,574	15,806
Deferred income taxes	57,418	63,916
Other assets	30,084	33,447
Total assets	$1,008,903	$1,003,719

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$61,729	$102,344
Undistributed oil and natural gas proceeds	28,176	29,450
Advances from joint interest partners	18,285	5,279
Asset retirement obligations	2,803	21,991
Accrued liabilities	34,428	30,896
Total current liabilities	145,421	189,960

Long-term debt	668,058	719,533
Asset retirement obligations	361,297	333,603
Other liabilities	16,464	9,988
Commitments and contingencies	-	-
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 144,538 issued and
141,669 outstanding for both dates presented	1	1
Additional paid-in capital	548,098	547,050
Retained deficit	(706,269)	(772,249)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(182,337)	(249,365)
Total liabilities and shareholders’ deficit	$1,008,903	$1,003,719

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Operating activities:
Net income (loss)	$65,980	$9,559	$(47,761)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	39,126	37,818	33,766
Amortization of debt items and other items	1,625	1,600	1,152
Share-based compensation	1,048	1,261	(78)
Derivative (gain) loss	(61,912)	18,659	48,886
Derivatives cash receipts (payments), net	4,404	(3,642)	11,948
Gain on purchase of debt	(18,501)	-	-
Deferred income taxes	6,499	(8,338)	172
Changes in operating assets and liabilities:			-
Oil and natural gas receivables	21,954	(5,741)	6,496
Joint interest receivables	7,123	11,084	(2,986)
Prepaid expenses and other assets	11,011	4,865	(4,269)
Income tax receivables	-	35,049	-
Asset retirement obligation settlements	(249)	(3,703)	(254)
Cash advances from JV partners	13,006	(31,194)	44,644
Accounts payable, accrued liabilities and other	(6,790)	(21,646)	(6,871)
Net cash provided by operating activities	84,324	45,631	84,845

Investing activities:
Investment in oil and natural gas properties and equipment	(33,575)	(32,224)	(31,581)
Acquisition of property interest	(2,002)	(20,301)	-
Purchases of furniture, fixtures and other	(70)	(69)	-
Net cash used in investing activities	(35,647)	(52,594)	(31,581)

Financing activities:
Repayments on credit facility	(25,000)	-	-
Purchase of Second Senior Lien Notes	(8,536)	-	-
Debt transaction costs and other	-	(2,345)	(441)
Net cash used in financing activities	(33,536)	(2,345)	(441)
Increase (decrease) in cash and cash equivalents	15,141	(9,308)	52,823
Cash and cash equivalents, beginning of period	32,433	41,741	33,293
Cash and cash equivalents, end of period	$47,574	$32,433	$86,116

W&T OFFSHORE, INC. AND SUBSIDIARIES
Financial Commodity Derivative Positions
As of June 22, 2020

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Jun 2020 - Dec 2020	Costless Collars	1,000		$45.00	$63.60
Jun 2020 - Dec 2020	Costless Collars	9,000		$45.00	$63.50
Jun 2020 - Dec 2020	Calls (long)	10,000			$67.50
Jan 2021 - Dec 2021	Swaps	1,000	$41.00

Natural Gas - Henry Hub NYMEX:		(Mcf)	(per Mcf)	(per Mcf)	(per Mcf)
June 2020 - Dec 2022	Calls (long)	40,000			$3.00
June 2020 - Dec 2022	Costless Collars	40,000		$1.83	$3.00
June 2020 - Dec 2020	Costless Collars	10,000		$1.75	$2.58
Jan 2021 - Dec 2021	Costless Collars	20,000		$2.17	$3.00
Jan 2021 - Dec 2021	Costless Collars	10,000		$2.20	$3.00

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP.  These non-GAAP financial measures are “Adjusted Net Income” and “Adjusted EBITDA.”   Management uses these non-GAAP financial measures in its analysis of performance.  In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards.  These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

Adjusted Net Income does not include the unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, write-off contingent liability, litigation and other.  Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$65,980	$9,559	$(47,761)
Unrealized commodity derivative (gain) loss	(52,520)	18,052	50,459
Amortization of derivative premium	4,349	4,248	3,845
Bad debt reserve	36	13	120
Income tax expense (benefit)	6,499	(8,338)	-
Gain on debt transactions	(18,501)	-	-
Litigation and other	-	816	-
Adjusted Net Income	$5,843	$24,350	$6,663

Basic and diluted adjusted earnings per common share	$0.04	$0.17	$0.05

(1) Prior year reconciliation has been reclassified to conform to current year presentation.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of Net Income to Adjusted EBITDA

The Company defines Adjusted EBITDA as net income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, gain on debt transactions, litigation and other.  W&T believes the presentation of Adjusted EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures.  The Company believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures.  Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity.  Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies.  In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of W&T’s net income to Adjusted EBITDA.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(In thousands)
	(Unaudited)

Net income (loss)	$65,980	$9,559	$(47,761)
Income tax expense (benefit)	6,499	(8,171)	172
Interest expense, net	17,110	16,635	16,282
Depreciation, depletion, amortization and accretion	39,126	37,818	33,766
Unrealized commodity derivative (gain) loss	(52,520)	18,052	50,459
Amortization of derivative premium	4,349	4,248	3,845
Bad debt reserve	36	13	120
Gain on debt transactions	(18,501)	-	-
Litigation and other	-	816	-
Adjusted EBITDA	$62,079	$78,970	$56,883

(1) Prior year reconciliation has been reclassified to conform to current year presentation.

CONTACT	Al Petrie	Janet Yang
	Investor Relations Coordinator	EVP & CFO
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-624-7326